EXHIBIT 99.1

NEOGENOMICS, INC

PRESS RELEASE

FOR IMMEDIATE RELEASE

NeoGenomics signs Definitive Agreement to acquire Clarient, Inc.

GE Healthcare retains significant stake in NeoGenomics and Parties agree to collaborate on Bioinformatics Initiative

Fort Myers, FL – October 21, 2015 - NeoGenomics, Inc. (NASDAQ: NEO), a leading provider of cancer-focused genetic testing services, announced today that it has reached an agreement to acquire Clarient, Inc., and its wholly-owned subsidiary Clarient Diagnostic Services, Inc., a provider of comprehensive cancer diagnostic testing to hospitals, physicians and the pharmaceutical industry (together “Clarient”).  Clarient, a unit of GE Healthcare’s Life Sciences business, is based in Aliso Viejo, California and Houston, Texas and has approximately 415 employees.  Clarient had 2014 revenue of $127 million and Adjusted EBITDA(1) of approximately $13 million.

The acquisition will allow NeoGenomics to broaden its offering of innovative cancer diagnostic tests to hospitals and physicians across the country, and to accelerate its growth in the fast-growing worldwide market for pharmaceutical clinical trials and research.  The complementary product offerings and expanded geographical reach of the combined companies are expected to provide customers with substantial benefits and create a significantly larger and more diversified provider of precision oncology diagnostics.

Clarient’s outstanding pathology services and capabilities in the analysis of solid tumor cancers of the breast, colon and lung are highly complementary to NeoGenomics’ industry-leading molecular testing services and extensive expertise in testing for hematologic cancers.  Hospital, physician, and pharmaceutical industry clients will benefit from the combined company’s ability to offer a wider range of world-class tests, closer geographical access to services, and enhanced service capabilities.    The acquisition will allow the combined company to further leverage its existing laboratory facilities and infrastructure to drive productivity and lower operating costs.

The transaction purchase price includes $80 million in cash, $110 million in Preferred Stock, and 15 million shares of NeoGenomics Common Stock, subject to customary adjustments for working capital at close.  The Preferred Stock will be issued at $7.50 per share and is redeemable at the option of NeoGenomics at any time over its ten year term along with any accrued dividends(2) at the original issue price with certain incentives for early redemption(3).  After three years, GE Healthcare will have the option to convert the Preferred Stock and any accrued dividends to NeoGenomics Common Stock at $7.50 per share if the volume weighted average price of NeoGenomics’ Common Stock is above $8.00 per share for thirty consecutive trading days.  If still outstanding on the tenth anniversary, the Preferred Stock and any accrued dividends will automatically convert into common stock at $7.50 per share.

The transaction is subject to approval by the relevant anti-trust authorities and NeoGenomics’ shareholders and is anticipated to close in Quarter 4, 2015.  On a fully diluted basis, assuming full conversion of the preferred stock, GE Healthcare will beneficially own approximately 32% of NeoGenomics.  As part of the transaction, the NeoGenomics Board of Directors will be expanded with the appointment of a new director from GE Healthcare.  In addition, NeoGenomics and GE Healthcare have agreed to collaborate on a new bioinformatics initiative that combines their shared interest in precision oncology.

NeoGenomics’ Chairman and CEO, Mr. Douglas VanOort, commented, “Our vision is to become America’s premier cancer testing laboratory, and this acquisition is a major step forward in achieving that vision.  We have always respected Clarient’s outstanding capabilities, and are very pleased to be able to combine them with our own outstanding service offering.  Hospital, physician, and pathology clients will benefit from our ability to offer the “best of the best” products and services available from each company.  We are particularly pleased to add Clarient’s sizable and fast-growing clinical trial support business to further strengthen our own initiatives in this area.”

Mr. VanOort continued, “Providing there are no unexpected changes to reimbursement in 2016, we expect our revenue to more than double to approximately $240 - $250 million and our Adjusted EBITDA to more than triple to between $33 and $38 million on a pro forma basis in 2016.  This will be a deliberately executed integration, and we expect synergy realization to begin modestly with approximately $4-6 million of realized synergies in 2016.  However, by the end of year 3, we expect $20-$30 million per year of realized synergies as we strive to be the high-quality and low-cost provider in cancer genetic testing.  Our increased scale will also enhance our ability to innovate in new areas of precision medicine.  Of all the possible acquisition candidates we have reviewed, Clarient is by far the best fit for NeoGenomics.”

Mr. VanOort concluded, “In addition, NeoGenomics and GE Healthcare have agreed to collaborate on a new bioinformatics initiative that combines their shared interest in precision oncology.  The collaboration will explore the potential for new products that combine genomic and imaging data, with the aim of helping reduce healthcare costs and improving the care of patients with cancer.”

Ms. Cindy Collins, CEO of Clarient Diagnostic Services, said, “We’re proud of the highly talented and dedicated people at Clarient, who deliver an outstanding level of service to physicians and to leading players in the pharmaceutical industry, helping guide patient treatment and supporting the discovery and development of new medicines. We believe the business will benefit from the focus that will come from being part of NeoGenomics, while allowing GE Healthcare Life Sciences to focus on its core long-term growth areas in bioprocessing, cell therapy and disease imaging."

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(1)

Adjusted EBITDA is a non-GAAP measure and is defined as earnings before interest, taxes, depreciation, amortization, non-recurring charges and non-cash stock-based compensation expenses.  Clarient’s historical Adjusted EBITDA also includes certain other adjustments to make Clarient’s historical financials consistent with the business and operations being acquired by NeoGenomics.  The full details of such adjustments will be included in the Proxy Statement for this transaction.

(2)

Beginning one year after issuance, the Preferred Stock will start to accrue payment-in-kind (“PIK”) dividends at the rate of 4% per annum.  To the extent such Preferred Stock has not been redeemed by NeoGenomics prior to the 4th anniversary of issuance, the dividend rate will be increased to 5% per annum in year 5 and increased by an additional 1% per annum per year thereafter until reaching 10% in year 10.

(3)

As an incentive to redeem the Preferred Stock in a timely manner, the redemption provisions provide for the following discounts if redemption occurs in the first four years.  Partial redemptions will include an equivalent percentage discount of the amounts indicated below.

Redemption Period on or BeforeDiscount on Full Redemption

The first anniversary of issuance:$10.0 million

The second anniversary of issuance:  $7.5 million

The third anniversary of issuance:  $5.0 million

The fourth anniversary of issuance:  $2.5 million

Conference Call

NeoGenomics has scheduled a web-cast and conference call to discuss this acquisition with research analysts and investors today at 11:00 AM EDT.  Interested investors should dial (877) 407-0782 (domestic) and (201) 689-8567 (international) at least five minutes prior to the call and ask for Conference ID Number 13623193.  A replay of the conference call will be available until 11:59 PM on November 3, 2015 and can be accessed by dialing (877) 660-6853 (domestic) and (201) 612-7415 (international).  The playback conference ID Number is 13623193.  The web-cast may be accessed visiting the link https://www.webcaster4.com/Webcast/Page/1219/11294 and can be viewed after the web-cast under the Investor Relations section of our website at www.neogenomics.com. An archive of the web-cast will be available until 11:59 PM on January 20, 2016.

About NeoGenomics, Inc.

NeoGenomics, Inc. is a high-complexity CLIA–certified clinical laboratory that specializes in cancer genetics diagnostic testing, the fastest growing segment of the laboratory industry.  The company’s testing services include cytogenetics, fluorescence in-situ hybridization (FISH), flow cytometry, immunohistochemistry, anatomic pathology and molecular genetic testing.

Headquartered in Fort Myers, FL, NeoGenomics has laboratories in Nashville, TN, Irvine, Fresno and West Sacramento CA, Tampa and Fort Myers, FL.  NeoGenomics services the needs of pathologists, oncologists, other clinicians and hospitals throughout the United States. For additional information about NeoGenomics, visit http://www.neogenomics.com.

Forward Looking Statements

Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are forward-looking statements.  These forward looking statements involve a number of risks and uncertainties that could cause actual future results to differ materially from those anticipated in the forward looking statements, Actual results could differ materially from such statements expressed or implied herein. Factors that might cause such a difference include, among others, the company's ability to continue gaining new customers, offer new types of tests, and otherwise implement its business plan. As a result, this press release should be read in conjunction with the company's periodic filings with the SEC.

Additional Information

NeoGenomics will solicit the required approval of its stockholders by means of a proxy statement, which will be mailed to stockholders upon completion of the required Securities and Exchange Commission (“SEC”) filing and review process. The proxy statement will contain information about NeoGenomics, Clarient, the proposed transaction and related matters. NeoGenomics stockholders are urged to read the proxy statement carefully when it is available, as it will contain important information that stockholders should consider before making a decision about the transaction. In addition to receiving the proxy statement from NeoGenomics in the mail, stockholders will also be able to obtain the proxy statement, as well as other filings containing information about NeoGenomics, without charge, at the SEC’s web site, www.sec.gov, or from NeoGenomics at its website, www.neogenomics.com, or by mailing NeoGenomics, Inc., 12701 Commonwealth Drive, Suite 9, Fort Myers, Florida 33913 Attention: Fred Weidig, Corporate Secretary.

Participants in Solicitation

NeoGenomics and its executive officers and directors may be deemed to be participants in the solicitation of proxies from NeoGenomics’ stockholders with respect to the proposed transaction. Information regarding any interests that NeoGenomics’ executive officers and directors may have in the transaction will be set forth in the proxy statement.

For further information, please contact:

NeoGenomics, Inc.                                                   Hawk Associates, Inc.

Steven C. Jones                                                        Ms. Julie Marshall

Director of Investor Relations                                   (305) 451-1888

(239) 325-2001                                                         neogenomics@hawkassociates.com

sjones@neogenomics.com

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